Exhibit 99.1

IXYS Corporation Announces Record Quarter and Fiscal Year Revenues

March Quarter Highlights:

  Record revenues
  Sequential gross margin improvement
  Net income rose sequentially from last quarter, up by 356%
  IXYS repurchased 77,000 shares for $507,000

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--IXYS Corporation (NASDAQ:IXYS) today reported record net revenues of $79.3 million for the fourth fiscal quarter ended March 31, 2008, as compared with net revenues of $74.0 million for the same period in the prior fiscal year.

A technology rich semiconductor company, IXYS develops power semiconductors, integrated circuits and RF & systems that are used in a wide range of industrial, medical, telecommunication, transportation and consumer applications. Within the renewable energy industry, IXYS supplies semiconductor products that switch, control and convert electrical energy into the electrical power grid, mainly for windmill and solar systems.

Fiscal Year Financial Highlights:

  Record revenues
  Strong backlog of $109 million -- $4 million higher than backlog at last fiscal year end
  IXYS repurchased 1.8 million IXYS shares for $15.1 million

For the fiscal year ended March 31, 2008, IXYS reported record net revenues of $304.5 million, as compared with net revenues of $285.9 million for the prior fiscal year.

Gross profit was $24.0 million, or 30.3% of net revenues for the quarter ended March 31, 2008, as compared to gross profit of $17.9 million, or 24.1% of net revenues for the same quarter in the prior fiscal year. Importantly, gross profit percentage improved quarter over quarter sequentially by 190 basis points.

“This quarter’s profit growth was a marked improvement over the third quarter; much of this strength can be attributed to the sale of higher-margin products in the U.S. and Europe,” commented Dr. Nathan Zommer, CEO and President of IXYS.

Gross profit for the fiscal year ended March 31, 2008 was $87.1 million, or 28.6% of net revenues as compared to a gross profit of $84.3 million, or 29.5% of net revenues in the prior fiscal year.

Net income for the quarter ended March 31, 2008, was $10.1 million on a GAAP basis, or $0.32 per diluted share ($5.5 million, $0.17 per diluted share, non-GAAP), as compared to a net income of $2.2 million on a GAAP basis, or $0.07 per diluted share ($1.7 million, $0.05 per diluted share, non-GAAP), for the same quarter in the prior fiscal year.

Net income for the fiscal year ended March 31, 2008 was $23.3 million on a GAAP basis, or $0.71 per diluted share ($15.1 million, $0.46 per diluted share, non-GAAP), as compared to net income of $30.2 million on a GAAP basis, or $0.87 per diluted share ($12.6 million, $0.36 per diluted share, non-GAAP) for the prior fiscal year. GAAP net income includes legal charge reversals attributable to favorable outcomes in connection with the International Rectifier Corporation and LoJack litigations.

“These financial results demonstrate again the high quality of our revenues and the robust nature of our business model. Even in challenging economic conditions, especially present in the semiconductor industry, IXYS continues to grow revenues and profits. In addition, IXYS has won legal battles against LoJack and International Rectifier. For the second time in the Federal Circuit Court of Appeals, we have prevailed in the patent dispute begun by International Rectifier. This again proves our strong proprietary position and technical leadership in the power MOSFET and IGBT marketplace. With the court’s ruling in our favor, we have removed one of the clouds that affected IXYS and its shareholders. We thus expect to gain more market share as a technology leader with improved financial results and accelerated new product introductions in traditional and renewable energy markets,” said Dr. Zommer CEO of IXYS.

The company repurchased approximately 77,000 IXYS shares for $507,000 during the March 2008 quarter, and approximately 1.8 million IXYS shares for $15.1 million in the fiscal year ended March 2008. As of March 31, 2008, about 139,000 shares remained available for repurchase under the existing repurchase authorization.

“We project revenues to be relatively flat for the June 2008 quarter as compared to our record March quarter,” stated Uzi Sasson, COO and CFO of IXYS Corporation. “IXYS is investing in R&D to address the growing demand for power management and renewable energy resources. As these products gain adoption, along with our continued strong presence in traditional markets, revenues and margins should increase.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency, generate clean energy, improve automation, and provide advance products for the transportation, medical and telecommunication industries. IXYS (NASDAQ: IXYS) is a worldwide pioneer in the development of power semiconductors and high voltage integrated circuits (HVIC) that are key to reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With a customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide provider of semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Non-GAAP Financial Information

Included above and within the attached schedules are certain non-GAAP financial figures. Management believes non-GAAP net income and non-GAAP net income per share are useful measures of operating performance because they exclude the impact of the provisions related to litigation, which are in the nature of one-time events. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net income per share, or other financial measures prepared in accordance with GAAP.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to backlog, product lines, technological leadership, market share, future financial results, the demand for power management and renewable energy resources, product adoption, new product introductions, increasing revenues and margins, product developments, R&D investments and projection of revenues for the June 2008 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, capacity limits on our ability to manufacture our products, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand and increasing product costs, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the fiscal quarter ended December 31, 2007, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	March 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$57,234	$54,196
Accounts receivable, net	50,270	42,519
Other receivables	2,282	2,006
Inventories, net	86,516	85,965
Prepaid expenses and other current assets	4,133	1,262
Deferred income taxes	7,578	14,345
Total current assets	208,013	200,293
Property, plant and equipment, net	58,033	48,741
Other assets	14,238	11,780
Deferred income taxes	13,546	12,827

Total assets	$293,830	$273,641

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$4,890	$3,686
Current portion of notes payable to bank	1,286	1,012
Accounts payable	21,489	19,926
Accrued expenses and other current liabilities	17,956	33,261
Total current liabilities	45,621	57,885
Capitalized lease and other long term obligations, net of current portion	30,752	17,772
Pension liabilities	17,228	16,875
Total liabilities	93,601	92,532

Common stock	354	350
Additional paid-in capital	132,125	143,038
Retained earnings	50,494	29,605
Accumulated other comprehensive income	17,256	8,116
Stockholders' equity	200,229	181,109

Total liabilities and stockholders' equity	$293,830	$273,641

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31	March 31	March 31	March 31
	2008	2007	2008	2007

Net revenues	$79,254	$74,018	$304,456	$285,908
Cost of goods sold	55,278	56,168	217,332	201,577
Gross profit	23,976	17,850	87,124	84,331

Operating expenses:
Research, development and engineering	5,575	5,186	21,124	20,105
Selling, general and administrative	10,633	10,972	42,093	44,134
Litigation provision	(7,062)	303	(12,957)	(29,435)
Total operating expenses	9,146	16,461	50,260	34,804
Operating income	14,830	1,389	36,864	49,527
Other income (expense), net	(974)	219	(2,885)	(1,288)
Income before income tax provision	13,856	1,608	33,979	48,239
Provision (benefit) for income tax expense	3,737	(633)	10,690	18,020
Net income	$10,119	$2,241	$23,289	$30,219

Net income per share - basic	$0.33	$0.07	$0.73	$0.90

Weighted average shares used in per share calculation - basic	31,083	32,659	31,906	33,505

Net income per share - diluted	$0.32	$0.07	$0.71	$0.87

Weighted average shares used in per share calculation - diluted	31,842	33,923	33,031	34,784

GAAP reconciliation to non-GAAP
(In thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	March 31, 2008	March 31, 2007	March 31, 2008	March 31, 2007

Net income, as reported (GAAP)	$10,119	$2,241	$23,289	$30,219
Adjustments to GAAP net income:
Litigation provision and related tax effects	(4,601)	(589)	(8,153)	(17,620)
Non-GAAP net income	$5,518	$1,652	$15,136	$12,599

Net income per share-basic, as reported (GAAP)	$0.33	$0.07	$0.73	$0.90
Adjustments to GAAP net income per share-basic:
Litigation provision and related tax effects	(0.15)	(0.02)	(0.26)	(0.53)
Net income per share-basic, (non-GAAP)	$0.18	$0.05	$0.47	$0.37

Net income per share-diluted, as reported (GAAP)	$0.32	$0.07	$0.71	$0.87
Adjustments to GAAP net income per share-diluted:
Litigation provision and related tax effects	(0.15)	(0.02)	(0.25)	(0.51)
Net income per share-diluted, (non-GAAP)	$0.17	$0.05	$0.46	$0.36

Weighted average shares used in per share calculation
Basic	31,083	32,659	31,906	33,505
Dilutive weighted average shares	759	1,264	1,125	1,279
Diluted	31,842	33,923	33,031	34,784

CONTACT:
IXYS Corporation
Uzi Sasson, COO & CFO, 408-457-9000